FOR IMMEDIATE RELEASE

Arbitron commercializes the Portable People Meter radio ratings service in eight local markets
New York, Los Angeles, Chicago, San Francisco today join
Philadelphia and Houston as PPM markets in the top ten radio metros;
Nassau-Suffolk, Middlesex-Somerset-Union, Riverside-San Bernardino and San Jose also go electronic.

NEW YORK; October 6, 2008 – Arbitron Inc. (NYSE: ARB) announced today that it has commercialized its Portable People MeterTM radio ratings services in eight new markets.

Arbitron has released radio audience estimates for the September 2008 PPMTM survey month (August 21-September 17) to its subscribers in New York, Los Angeles, Chicago, San Francisco, Nassau-Suffolk, Middlesex-Somerset-Union, Riverside-San Bernardino and San Jose.

Effective today, the PPM radio audience estimates for these markets should be used as the basis for buy/sell transactions of radio commercial time among subscribing stations, agencies and advertisers. In addition, the July and August PPM survey months, which Arbitron had previously released as “pre-currency” information, are now designated as “currency” data. The Spring 2008 diary-based radio audience report (April 3-June 25) is no longer deemed “currency” for buy/sell transactions.

Said Steve Morris, chairman, president, chief executive officer, Arbitron Inc: “We are commercializing our Portable People Meter radio ratings services in these markets in order to meet our obligations to our customers and to the radio industry.”

“Without PPM, the industry will not have up-to-date estimates of the radio audience in the nation’s largest markets to facilitate an efficient buy-sell process for radio advertising. Advertisers are in the process of planning their ad budgets for all media including radio. Our goal with the commercialization of the PPM is to help radio remain competitive in an increasingly challenging media marketplace,” said Mr. Morris.

About the Portable People Meter
The Arbitron Portable People Meter system uses a passive audience measurement device – about the size of a small cell phone – to track consumer exposure to media and entertainment, including broadcast, cable and satellite television; terrestrial, satellite and online radio as well as cinema advertising and many types of place-based electronic media. Carried throughout the day by randomly selected survey participants, the PPMTM device can track when and where they watch television, listen to radio as well as how they interact with other forms of media and entertainment.

The PPM detects inaudible codes embedded in the audio portion of media and entertainment content delivered by broadcasters, content providers and distributors. At the end of the day, the meter is placed in a docking station that extracts the codes and sends them to a central computer. The PPM is equipped with a motion sensor, a patented quality control feature unique to the system, which allows Arbitron to confirm the compliance of the PPM survey participants every day.

About Arbitron

Arbitron Inc. (NYSE: ARB) is a media and marketing research firm serving the media – radio, television, cable, online radio and out-of-home – as well as advertisers and advertising agencies in the United States. Arbitron’s core businesses are measuring network and local market radio audiences across the United States; surveying the retail, media and product patterns of local market consumers; and providing application software used for analyzing media audience and marketing information data. The company has developed the Portable People Meter, a new technology for media and marketing research.

Through its Scarborough Research joint venture with The Nielsen Company, Arbitron provides additional media and marketing research services to the broadcast television, newspaper and online industries.

Arbitron’s marketing and business units are supported by a world-renowned research and technology organization located in Columbia, Maryland. Arbitron’s executive offices are located in New York City.

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Portable People MeterTM and PPMTM are marks of Arbitron Inc.

Arbitron Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The statements regarding Arbitron Inc. and its subsidiaries in this document that are not historical in nature, particularly those that utilize terminology such as “may,” “will,” “should,” “likely,” ”expects,” “anticipates,” “estimates,” “believes,” or “plans,” or comparable terminology, are forward-looking statements based on current expectations about future events, which we have derived from information currently available to us. These forward-looking statements involve known and unknown risks and uncertainties that may cause our results to be materially different from results implied in such forward-looking statements. These risks and uncertainties include, in no particular order, whether we will be able to:

•	successfully implement the commercialization of our Portable People MeterTM service;

•	successfully maintain industry usage of our services in light of governmental regulation, legislation, litigation, activism or adverse public relations efforts prompted by various industry groups and market segments;

•	successfully design, recruit and maintain PPM panels that appropriately balance research quality, panel size and operational cost;

•	complete the Media Rating Council (“MRC”) audits of our local market PPM ratings services in a timely manner and successfully obtain and/or maintain MRC accreditation for our audience measurement business;

•	renew contracts with large customers as they expire;

•	successfully execute our business strategies, including entering into potential acquisition, joint-venture or other material third-party agreements;

•	effectively manage the impact, if any, of any further ownership shifts in the radio and advertising agency industries;

•	respond to rapidly changing technological needs of our customer base, including creating new proprietary software systems and new customer products and services that meet these needs in a timely manner;

•	successfully manage the impact on our business of any economic downturn, generally, and in the advertising market, in particular;

•	successfully manage the impact on costs of data collection due to lower respondent cooperation in surveys, privacy concerns, consumer trends, technology changes and/or government regulations; and

•	successfully develop and implement technology solutions to measure new forms of audio content and delivery, multimedia and advertising in an increasingly competitive environment.

There are a number of additional important factors that could cause actual events or our actual results to differ materially from those indicated by such forward-looking statements, including, without limitation, the risk factors set forth in the caption “ITEM 1A. — RISK FACTORS” in our Annual Report on Form 10-K for the year ended December 31, 2007, and elsewhere, and any subsequent periodic or current reports filed by us with the Securities and Exchange Commission.

In addition, any forward-looking statements contained in this document represent our estimates only as of the date hereof, and should not be relied upon as representing our estimates as of any subsequent date. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if our estimates change.